Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-225773) pertaining to SciSparc Ltd.’s (the “Company”) Israeli Share Option Plan (2005) and Israeli Share Option Plan (2015) and in the Registration Statements on Form F-3 (File Nos. 333-269839, 333-266047, 333-233417, 333-248670, 333-255408 and 333-275305) of our report dated April 1, 2024, with respect to the consolidated financial statements of the Company and its subsidiaries, included in this Annual Report (Form 20-F) of SciSparc Ltd. for the year ended December 31, 2023.

Tel Aviv, Israel
Date: April 1, 2024
	By:	/s/ Kost Forer Gabbay & Kaiserer
Kost Forer Gabbay & Kaiserer
A member firm of EY Global